Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Acknowledgement of the use of a report on unaudited interim financial information.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of J-Kan, Inc. and subsidiary for the three month period ending October 31, 2007 and 2006, and have issued our report thereon dated January 12, 2008.  With respect to the Registration Statement on Form SB-2 of J-Kan, Inc. and subsidiary, we acknowledge our awareness of the use therein of said report. As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

February 6, 2008